Exhibit 10.27

July , 2011

Actinium Pharmaceuticals, Inc.
391 Lafayette Street, Newark, NJ
07105 Attention: Dragan Cicic, M.D.

Re:	Waiver of Anti-dilution Rights, New Issuance Notice and Notice of Exercise of Preemptive Rights; Agreements Regarding Indemnification, Insurance and Other Matters

Gentlemen:

Reference is made to that certain Stockholders Agreement by and among Actinium Pharmaceuticals, Inc. (the "Company"), Actinium Pharmaceuticals, Ltd., Actinium Holdings Limited ("AHL" and formerly named General Atlantic Investments Limited) and the Stockholders listed on Schedule A thereto, dated June 30, 2000 (the "Stockholders Agreement"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement. The Company intends to sell up to 27,586,207 shares of Series E Convertible Preferred Stock (the "New Securities") pursuant to a draft Series E Preferred Stock Purchase Agreement (the "Purchase Agreement") by and among the Company and the Purchasers identified on Exhibit A thereto (the "Sale").

Waiver of New Issuance Notice

In connection with the Sale, pursuant to Section 4.1 of the Stockholders Agreement, the Company is required to send to AHL a New Issuance Notice specifying (i) the number of New Securities proposed to be issued, and (ii) the proposed purchase price of the New Securities.

AHL hereby waives, solely for the purposes of the Sale, any and all rights that it has in accordance with Section 4.1 of the Stockholders Agreement to receive a New Issuance Notice.

Notice of Exercise of Preemptive Rights

Pursuant Section 4.2(a)(i) of the Stockholders Agreement, AHL has the right to purchase its Proportionate Percentage of the New Securities issued in the Sale upon the same terms and conditions as the Company proposes to sell the New Securities pursuant to the Purchase Agreement, plus its pro rata share of any Excess New Securities.

AHL hereby waives its right to purchase its Proportionate Percentage of the New Securities issued at each Closing pursuant to the Purchase Agreement, as well as its pro-rata share of any Excess New Securities available to be purchased at each such Closing (subject to the consummation of the Initial Closing (as defined in the Purchase Agreement)).

Waiver of Anti-Dilution Adjustment

AHL hereby waives its right to any anti-dilution adjustment to which it would be entitled pursuant to Article IV(C) 5.3 of the Company's Certificate of Incorporation as it might otherwise apply to the sale and issuance of the New Securities.

Agreements Regarding Indemnification, Insurance and Other Matters

In consideration of the foregoing waivers and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company covenants and agrees with AHL as follows:

1.
From and after the date hereof, the Company will not, and will not permit any of its subsidiaries to, eliminate or otherwise reduce the right of any present or former director or officer of the Company, Actinium Pharmaceuticals Limited, a Bermuda corporation that has merged into the Company ("APL"), and/or the present and former subsidiaries the Company or APL (all such entities, collectively, the "Company Group") who currently serves, or at any time prior to the date hereof served, in any such capacity (all such directors and officers, collectively "Company Group Managers") to be indemnified against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on, prior to or after the date hereof, whether asserted or claimed prior to, on or after the date hereof, arising, in whole or in part, out of or pertaining to the fact that he or she is or was, or at any time in the future will have been, a Company Group Manager or is or was, or at any time in the future will have been, serving at the request of any entity in the Company Group (or at the request of any present or former affiliate (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) of the Company for and on behalf of any entity in the Company Group as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, other entity or otherwise, or to be advanced expenses, in any of the foregoing cases, to the fullest extent that such Company Group Manager would be entitled to be indemnified or advanced expenses under applicable law, the Company's or any such subsidiaries' certificate or articles of incorporation or bylaws or equivalent documents or any applicable contract (collectively, the "Applicable Documents"), in each case, as in effect on the date hereof. The Company further represents and warrants that from April 8, 2010 through and including the date hereof there has not been any adverse change in any term or provision of any of the Applicable Documents regarding indemnification or advancement of expenses.

2.
Until April 30, 2016, the Company and its subsidiaries will maintain in effect directors' and officers' liability insurance covering all Company Group Managers in at least the same manner and to the same extent that such Company Group Managers are covered as on the date hereof. The Company further represents and warrants that from April 8, 2010 through and including the date hereof there has not been any adverse change in any such coverage.

3.
If, on or prior to April 30, 2016, the Company or any of its subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into another person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to another person or entity, then, and in each case, proper provisions shall be made so that the Company Group Managers (and each of them) shall have at least the same rights, if any, in respect of indemnification, advancement of expenses and directors' and officers' liability insurance coverage to be provided by any such surviving entity or any transferee following any such consolidation, merger or transfer as are applicable following any such consolidation, merger or transfer to the non-continuing directors and officers of the Company or its subsidiaries or their successors and assigns, as applicable, serving immediately prior to any such event.

4.
The rights of each of the Company Group Managers under this letter agreement shall be in addition to, and not in lieu of, the respective rights such Company Group Managers may have under the Applicable Documents, any other documents and instruments and any applicable laws.

This letter agreement (i) contains the entire agreement and understanding of the parties concerning its subject matter and supersedes all prior and contemporaneous agreements, oral or written; (ii) may not be amended or otherwise modified except in a writing signed by each of the parties hereto; (iii) shall be binding on, and inure to the benefit of, each of the parties hereto and their respective successors and assigns; and (iv) shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles of the State of Delaware or any other jurisdiction. The parties acknowledge and agree that each of the Company Group Managers (including their respective successors and assigns) is an intended third-party beneficiary of this letter agreement.

Very truly yours,

ACTINIUM HOLDINGS LIMITED

By:	/s/ Michael Sheffery
Michael Sheffery

Accepted and agreed as of the date written above:

ACTINIUM PHARMACEUTICALS, INC.

By:

IN WITNESS WHEREOF, the undersigned shareholders of the Company have executed this Action by Written Consent effective as of the 7th day of July, 2011.

SHAREHOLDERS:

Actinium Holdings Limited
144,605 Common Shares, 1,000,000 Series A Preferred Shares, 4,083,333 Series B Preferred Shares, 666,667 Series C-2 Preferred Shares, 502,604 Series C-3 Preferred Shares, 4,250,000 Series C-4 Preferred Shares, 3,000,000 Series D Preferred Shares.

And Actinium Holdings Limited by proxy for the following shareholders, solely to the extent that the consent or approval of such shareholders is required under Section 6.6 of the Stockholders Agreement dated June 30, 2000 among the Company and certain of its shareholders:

Herbert Frank	15,225 Common Shares
Damon Hostin	8,526 Common Shares
Dr. Maurits Geerlings, Jr.	240,859 Common Shares
Peter G. Kuipers	14,413 Common Shares
William 0. Weiss	37,047 Common Shares
Jean Lyon	17,255 Common Shares
Norval E. Carey	48,111 Common Shares
Linda Fennelly	23,548 Common Shares
Sandra Sherman	14,413 Common Shares
N. V. Organon	21,418 Common Shares, 627,914 Series B
Preferred Shares, 800,000 Series C-1 Preferred
Richard P. Fennelly	35,119 Common Shares
Joel Koenig IRA	25,273 Common Shares
Joel and Gloria Koenig	25,273 Common Shares
Dennis Fennelly	23,548 Common Shares
Dr. George Ehrlich	15,225 Common Shares
H.J. Hangelbroek	15,225 Common Shares

Signature

Title: President, Actinium Holdings Limited

Name: Michael Sheffery